Exhibit 99.1

FOR IMMEDIATE RELEASE
October 29, 2009

GCI Prices $425 million of New Senior Notes

Anchorage, Alaska, October 29 - General Communication, Inc. (Nasdaq: GNCMA) announced today the pricing of $425 million of new 8 ⅝% Senior Notes due 2019 at a price of 99.17% (the “Notes”) to be issued by its wholly-owned subsidiary, GCI, Inc.  The net proceeds of the offering will be used to retire all outstanding amounts under its senior secured credit facility and the remainder will be used for general corporate purposes.  The offering is expected to close on November 3, 2009, subject to customary closing conditions.

The offering will be made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended and outside the United States in accordance with Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI, Inc. expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of General Communication, Inc. and GCI, Inc., including their most recent Forms 10-Q and 10-K and their Forms 8-K filed on August 17, 2009, for additional information about General Communication, Inc. and GCI, Inc. and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact:

Bruce Broquet,
Vice President, Finance
907-868-6660